                                                                     Exhibit 2.5


                                              *Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                           Under 17 C.F.R. Sections 200.80(b)(4)
                                                            200.83 and 240.24b-2




                        DEVELOPMENT AND LICENSE AGREEMENT

                                     BETWEEN



                              ELI LILLY AND COMPANY

                                       AND

                           ISIS PHARMACEUTICALS, INC.



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                        DEVELOPMENT AND LICENSE AGREEMENT


         THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of August 14, 2001 (the "Signing Date") between Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana ("LILLY") and Isis Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware ("ISIS").


                                    RECITALS

         WHEREAS, ISIS has discovered ISIS 3521, an antisense oligonucleotide, and is developing a product containing ISIS 3521 for the treatment of cancer; and

         WHEREAS, LILLY and ISIS desire to enter into an agreement whereby LILLY will complete the development of, and commercialize the ISIS 3521 product upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

Capitalized terms used in this Agreement have the meanings set forth in Exhibit
A.


                                    ARTICLE 2

                               DEVELOPMENT PROGRAM

2.1      GENERAL.

(a) ISIS will use commercially reasonable efforts to complete ongoing clinical trials and studies of the Product for non-small cell lung cancer and non-Hodgkin's lymphoma, as further described in the Development Plan set forth in Exhibit C hereto, and will participate in related activities, including the provision of consulting support to LILLY, in furtherance of the Development Program under the terms and conditions set forth in this Agreement.

(b) LILLY will undertake all future clinical trials and studies of the Product as further described in the Development Plan. LILLY will provide financial and other support for the Development Program and, other than as provided in subsection (a) above, will be responsible for implementing the Development Plan.


                                      1.
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(c)      While the parties will endeavor to reach a consensus with respect to amendments to the Development Plan and decisions affecting the Development Program, all final decisions regarding the content of the Development Plan and conduct of the Development Program will be made by LILLY after consideration of ISIS' input as provided in Section 2.2(a) below; provided, however, that ISIS cannot be compelled by LILLY to perform any studies or other tasks without its consent; and provided further that LILLY will provide ISIS with reasonable advance notice of any proposed changes to the Development Plan relating to ISIS's participation.

2.2      JOINT DEVELOPMENT COMMITTEE.

(a) For so long as ISIS is performing work pursuant to the Development Plan, the Development Program will be conducted under the overall oversight of a joint development committee ("JDC") comprised of 2 representatives each from LILLY and ISIS. Each party will designate a representative as a project leader to serve as the contact person for that party. The parties may agree to add additional members to the JDC, as long as equal representation is maintained. LILLY will designate one of its representatives as chairman of the JDC. In the event of a tied vote, the JDC chairman will have final decision-making authority.

(b) The JDC will be responsible for overseeing the parties' performance of the Development Program and for making strategic decisions related to that program. The JDC will be responsible for approving or disapproving any amendments to the Development Plan proposed by either party. The JDC will provide to the parties copies of the amended Development Plan promptly after approval by the JDC.

(c) During the term of ISIS's participation in the Development Program, the JDC will meet on a regular basis, and at least quarterly, either in person, or as the parties otherwise may agree. The JDC will review the progress of the activities carried out under the Development Program and will consider proposed modifications to the strategy and goals of that program. The frequency, dates and times of all meetings will be mutually agreed upon by the parties, as will the location for face-to-face meetings, alternating between Indianapolis, Indiana and Carlsbad, California, or such other location as members of the JDC will agree. At its first meeting, the JDC will decide upon the organizational rules under which it will operate during the term of this Agreement.

(d) Upon completion of the activities required to be performed by ISIS under the Development Plan, the JDC will be disbanded, and LILLY will assume full control over the conduct of the Development Program. However, ISIS and LILLY will meet to discuss the plans for and the progress of development of the Product on a semi-annual basis for the duration of the clinical development of the Product. Such meetings may be held in conjunction with the meetings of LILLY's Therapeutic Area Steering Committee for Oncology (or any successor committee or group charged with the oversight of the development of the Product).


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2.3      DEVELOPMENT PROGRAM; ROLES AND RESPONSIBILITIES OF ISIS AND LILLY.

(a)      ISIS' RESPONSIBILITIES.

         (i) The activities to be undertaken by ISIS in the course of the Development Program are set forth in the Development Plan attached hereto as Exhibit C, as amended from time to time by the JDC. ISIS will not initiate any activities with the Product not provided for in the Development Plan, except with the approval of the JDC.

         (ii) A budget estimate and related assumptions for certain activities to be undertaken by ISIS in the course of the Development Program and certain other activities to be undertaken by ISIS pursuant to the Supply Agreement are set forth in Exhibit E. The budget is a good faith estimate only of the activities described in the assumptions, and actual labor and expenses will be determined by more detailed work plans and approved by the JDC.

         (iii) ISIS will conduct its portion of the Development Program in a good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations, including cGCPs, cGLPs and cGMPs, to achieve the objectives efficiently and expeditiously. ISIS will proceed diligently with the ISIS projects set out in the Development Plan using commercially reasonable efforts, such efforts to be at least equivalent to those efforts that ISIS uses on its own products of similar commercial potential value and at a similar stage of the product life cycle, to provide sufficient time, effort, equipment, facilities and skilled personnel.

         (iv) ISIS will perform CMC activities, technology transfer activities, and various additional activities in support of the Development Program and the NDA, all as further described in the Supply Agreement.

         (v) ISIS will provide LILLY with all reasonable assistance and take all actions reasonably requested by LILLY, at LILLY's expense and without changing the allocation of responsibilities assigned in the Development Plan, that are necessary or desirable to enable LILLY to comply with the terms and intent of this Agreement.

(b)      LILLY'S RESPONSIBILITIES.

         (i) The activities to be undertaken by LILLY in the course of the Development Program are set forth in the Development Plan attached hereto as Exhibit C, as amended from time to time by the JDC. LILLY will use commercially reasonable efforts, such efforts to be at least equivalent to those efforts that LILLY uses on its own products of similar commercial potential value and at a similar stage of the product life cycle, to develop and obtain Marketing Approval for the Product in all Major Markets and to maximize the commercial value of the Product.

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         (ii)     LILLY will conduct its portion of the Development Program in a good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations, including cGCPs, cGLPs and cGMPs, to achieve the objectives efficiently and expeditiously. LILLY will proceed diligently with the LILLY projects set out in the Development Plan using commercially reasonable efforts, such efforts to be at least equivalent to those efforts that LILLY uses on its own products of similar commercial potential value and at a similar stage of the product life cycle, to provide sufficient time, effort, equipment, facilities and skilled personnel.

         (iii) LILLY will provide ISIS with all reasonable assistance and take all actions reasonably requested by ISIS, at LILLY's expense and without changing the allocation of responsibilities assigned in the Development Plan, that are necessary or desirable to enable ISIS to comply with the terms and intent of this Agreement.

2.4      FUNDING OF DEVELOPMENT PROGRAM.

(a) LILLY will pay to ISIS US$20,000,000 for the conduct and conclusion of preclinical and clinical studies relating to Product and conducted by ISIS, including the pivotal, on-going Phase III study. Such payment will be made within [*] days after the Effective Date, and LILLY will use its best efforts to make such payment no later than September 30, 2001.

(b) LILLY will pay to ISIS [*] for the budgeted expenses in the third Calendar Quarter of 2001 and [*] for the budgeted expenses in the fourth Calendar Quarter of 2001 for work performed by ISIS through December 31, 2001. Such payment will be made within [*] days after the Effective Date, and LILLY will use its best efforts to make such payment no later than September 30, 2001.

(c) LILLY will pay for all activities as described in the Development Plan or as approved by the JDC and performed by ISIS in the course of the Development Program beginning January 1, 2002 on a time and materials basis, including Cost of Manufacture of API used by ISIS in the performance of the Development Program. Labor will be billed at the ISIS FTE Rate, and Out-of-Pocket Expenses will be passed through to LILLY at actual cost on a dollar-for-dollar basis.

(d) LILLY will pay ISIS for such activities referred to in Article 2.4(c) on a quarterly basis [*] for the time and Out-of-Pocket Expenses budgeted to be expended by ISIS in the performance of the Development Plan during the [*] Calendar Quarter. ISIS will submit an invoice for such expenditures to LILLY [*] days prior to the beginning of each Calendar Quarter beginning in 2002, and LILLY will pay such invoices within [*] days from date of invoice. Within [*]days after the end of each Calendar Quarter, ISIS will provide to LILLY a statement reconciling the budgeted expenditures and the actual expenditures incurred by ISIS in the performance of the Development Plan during the preceding Calendar Quarter. Any amounts over- or underpaid by LILLY will be credited

                                               *Confidential Treatment Requested

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         against or charged to LILLY with the next invoice prepared by ISIS as provided above. Interest will be charged on late payments as provided in Section 5.6.

(e) Materials for use in clinical studies conducted by or for LILLY will be paid in accordance with Section 5.1 of the Supply Agreement as described in Exhibit 7 of the Supply Agreement.

(f) LILLY will pay all costs of the Development Program, whether incurred by ISIS (in accordance with the Development Plan or as approved by the JDC) or by LILLY, and will perform and pay for any other activities LILLY desires to conduct or which are required to fulfill its obligations hereunder.

2.5      COMMERCIALIZATION.

(a) Prior to the launch of a Product, LILLY will prepare a global integrated Product plan outlining the key aspects of market launch and commercialization (the "Integrated Product Plan" or IPP). The Integrated Product Plan will contain information customarily contained in LILLY's commercialization plans, including Product charter, strategic intent, a market analysis (event maps - demographics, market dynamics), label need and wants (based on the Development Plan), Product life overview, geographic overview and financial overview. In addition, a global marketing plan will be developed which includes analysis of market (disease overview, Product profile, archetype, patient segmentation), strategic ends (strategic intent, product positioning, brand character, core messages, critical success factors, marketing objectives), strategic means (global Product, place, price, promotion, launch, market research programs), operational plan (implementation plan, marketing activities) and budget for the execution of the plan. Each plan will be updated annually in accordance with LILLY's internal planning and budgeting process.

(b) LILLY will provide to ISIS a copy of the final draft of the IPPs (original and updates) for each Major Market. LILLY and ISIS will meet to discuss the draft IPPs and LILLY will consider, in its discretion, any proposals and comments made by ISIS for incorporation in the final Commercialization Plan.

(c) As soon as is commercially reasonable and practicable after Marketing Approval and pricing approval, if necessary, have been obtained in a particular country, LILLY will commence and continuously market, promote, sell and distribute the Product in each such country. As used in this Article 2.5, "commercially reasonable" means efforts at least equivalent to those efforts that LILLY uses on its own products of similar commercial potential value and at a similar stage of the product life cycle.

(d) LILLY will use commercially reasonable efforts to Manufacture, market, promote, distribute and sell the Product on a worldwide basis, and LILLY will apply resources and expend funds in connection with such activities in a manner and to an extent consistent with and comparable to LILLY's own oncology pharmaceutical products of similar commercial potential at a similar stage of the product life cycle.

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2.6      REGULATORY COOPERATION

(a) The parties will provide each other with all reasonable assistance and take all actions reasonably requested by the other party, at LILLY's expense and without changing the allocation of responsibilities assigned in the Development Plan, that is necessary or desirable to enable the other party to comply with the terms and conditions of this Agreement, and any law or regulation applicable to the Product, including the parties meeting their reporting and other obligations to
         (i) obtain, maintain, and update Marketing Approval application or Marketing Approval for the Product and any filings under this Agreement or the Development Plan, (ii) report adverse drug experience reports and serious adverse drug experience reports to the FDA and/or other governmental or Regulatory Authorities and (iii) submit or file promotional materials with the FDA and/or other governmental or Regulatory Authorities.

(b) Such assistance and actions will include keeping the other party informed, commencing within 48 hours of notification of any action by, or notification or other information which it receives from, the FDA or any other governmental or Regulatory Authority, which (a) raises any material concerns regarding the safety or efficacy of the Product, (b) which indicates or suggests a potential material liability for either party to third parties arising in connection with the Product, or (c) which is reasonably likely to lead to a recall or market withdrawal of the Product.

(c) Information that will be disclosed pursuant to this Section 2.6 will include:

         1. governmental or Regulatory Authority inspections of Manufacturing, distribution or other related facilities; inquiries by governmental or Regulatory Authorities concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties); any communication from governmental or Regulatory Authorities involving the Manufacture, sale, promotion or distribution of Product or any other governmental or Regulatory Authority reviews or inquiries relating to the Product;

         2. receipt of a warning letter or other notice of alleged non-compliance with FDA laws or regulations from the FDA relating to the Product; and

         3. an initiation of any governmental or Regulatory Authority investigation, detention, seizure or injunction concerning the Product.

2.7      RECORDS.

(a) Each party will maintain records, in sufficient detail and in good scientific manner, which will fully and properly reflect all work done and results achieved in the performance of its responsibilities under the Development Plan. Each party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other party referred to herein that are necessary or useful to the inspecting party for the purposes of making any required filings with Regulatory Authorities in order to obtain Manufacturing Approvals and/or Marketing Approvals. Each party will maintain such records and the information disclosed therein in confidence in accordance with Article 4.

(b) In addition to the foregoing, LILLY will have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices, laboratories and other facilities of ISIS where activities of the Development Program are being performed during normal business hours and upon reasonable notice, subject to any restrictions imposed by ISIS in order to protect the confidentiality of programs, activities and information unrelated to the Development Program or ISIS 3521.


                                    ARTICLE 3

            GRANT OF RIGHTS; REPLACEMENT PRODUCT; TARGET EXCLUSIVITY

3.1      LICENSE GRANTS.

(a) ISIS hereby grants to LILLY an exclusive, worldwide, sublicensable, royalty-bearing license under the ISIS Patent Rights to make, have made, use, import, offer for sale and sell the Product.

(b) ISIS hereby grants to LILLY a non-exclusive, worldwide, sublicensable, royalty-bearing license under the Core Technology Patent Rights only to the extent such license is required for LILLY to effectively practice the license granted to LILLY under subsection (a) above and to fulfill its duties and obligations hereunder.

(c) ISIS retains the right to practice under the ISIS Patent Rights as necessary to carry out ISIS' obligations under this Agreement and the Supply Agreement, and for any purpose other than to make, have made, use, import, offer for sale and sell the Product. LILLY will not practice the ISIS Patent Rights and the Core Technology Patent Rights other than as expressly licensed in subsection (a) and (b) above.

(d) Any sublicense granted by LILLY under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement. The grant of any such sublicense hereunder will not relieve LILLY of responsibility for its obligations under this Agreement, including ensuring that such sublicensees will perform such obligations as required. LILLY will promptly provide ISIS with copies of those sublicenses as well as Sublicensee contact information.

3.2      UPSTREAM LICENSES AND ACQUISITION OF PATENT RIGHTS.

(a) The parties will consult about the need to license any patents Controlled by Third Parties that claim the composition of matter of ISIS 3521 or the method of use of ISIS 3521 in the field of oncology. If it is agreed that there is a need for a license or to acquire any such patent, the parties will negotiate in good faith regarding (i) the share of the financial

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         obligations relating to the license or acquisition that each party will bear; (ii) the compensation of any acquisition costs incurred in connection with obtaining the patent rights; and (iii) an agreement by the parties to abide by all terms of the agreement under which the patent rights are granted.

(b) In the event that (i) ISIS has obtained Control of a Patent claiming Core Technology Improvements during the term of this Agreement, or (ii) a change in the Manufacturing Process requires access of LILLY to Manufacturing Patent Rights or Manufacturing Technology Improvements Controlled by ISIS that were not practiced in the Manufacture of the Product prior to such change (the "Additional Rights"), and LILLY wishes to obtain access to such Additional Rights under this Agreement, then the license from ISIS to LILLY of such Additional Rights pursuant to Section 3.1(a) and (b) (the "Downstream License") is conditioned on the prior agreement to be negotiated in good faith by the parties regarding (1) the assumption by LILLY of all financial obligations to ISIS' licensors or collaborators, if any, arising from the grant to LILLY of the Downstream License and the practice under such Downstream License by LILLY, its Affiliates or Sublicensees; (2) the compensation of a reasonable portion of any acquisition costs paid by ISIS to its licensors or collaborators in connection with obtaining Control of such Additional Rights; and (3) an agreement by LILLY to abide by all terms that ISIS is obligated to have any person that accesses such Additional Rights abide by under the agreement under which ISIS has obtained or retained Control of such Additional Rights.

3.3      REPLACEMENT PRODUCT OPTION.

(a) In the event LILLY decides to abandon the Development of the Product because of an unfavorable outcome of a Pivotal Trial or other technical failure, failure to obtain a Marketing Approval of the Product or unfavorable market conditions associated with commercialization of the Product, LILLY will have the right to terminate this Agreement and the Supply Agreement with written notice to ISIS, and all rights to ISIS 3521 will be returned to ISIS.

(b) Upon such termination, all licenses granted under this Agreement terminate, and LILLY will assign and transfer to ISIS all its rights and Information relating specifically to ISIS 3521 obtained or generated by LILLY during the term of the Agreement. For clarification, data relating to other LILLY products, including Gemzar and Alimta will not be returned, provided that ISIS will have the right to access and reference data obtained in combination trials of ISIS 3521 and other LILLY products after consultation with LILLY to ensure a reasonable use of such data in compliance with applicable laws and regulations.

(c) Upon termination of this Agreement pursuant to subsection (a) above, LILLY will have the right to obtain a license to another antisense therapeutic compound Controlled by ISIS that is not further advanced in development than ISIS 3521 as of the Effective Date. The terms of the license agreement under which such license is granted will be substantially similar to the terms of this Agreement, except that ISIS will waive any up-front license fees.

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3.4      TARGET EXCLUSIVITY.

ISIS will not commercialize any antisense compounds and products that target the genetic sequence of [*] This obligation will expire upon the earlier of (i) expiration of the Agreement, or (ii) termination by LILLY of its activities directed to the development or commercialization of the Product.

                                    ARTICLE 4

                         CONFIDENTIALITY AND PUBLICATION

4.1      NONDISCLOSURE OBLIGATION.

All Proprietary Information disclosed by one party to the other party hereunder will be maintained in confidence by the receiving party and will not be disclosed to a Third Party or Affiliate or used for any purpose except as set forth below.

4.2      PERMITTED DISCLOSURES.

A party may disclose Proprietary Information received from the other party:

(a) to governmental or other regulatory agencies in order to obtain Patents, for SEC or tax purposes as required by law, to obtain approval to conduct clinical trials, or to gain Marketing Approval; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents, purposes or approvals;

(b) to Affiliates, Sublicensees, agents, consultants, and/or other Third Parties for the development, Manufacturing and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement, provided the term of confidentiality for such Affiliates and Third Parties will be no less than 7 years; or

(c) if such disclosure is required by law, including without limitation disclosures required by court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

4.3      PUBLICATION.

(a) LILLY agrees that it is customary in the industry to publish results obtained from clinical trials and other studies of the Product, and that ISIS may publish such information obtained by ISIS in the performance of the Development Program, subject to the provisions of this Section 4.3.

                                               *Confidential Treatment Requested

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(b)      Except as provided otherwise herein, the parties will be entitled to publish or present on the results of the Development Program, ISIS 3521 and the Product, provided that the party seeking to publish will deliver to the other party for its review a copy of any proposed publication or an abstract of any oral presentation of clinical results at scientific meetings involving ISIS 3521, the Product, or the Proprietary Information of the other party, at least [*] prior to submission of scientific publications and [*] with respect to abstracts of oral presentations. The reviewing party will have the absolute right to request that any of its Proprietary Information be deleted from such publication or presentation, and the disclosing party will comply with that request. If the disclosing party does not receive any feedback from the reviewing party within that [*] period, respectively, the disclosing party will be free to proceed with the publication or presentation, with the following limitations:

         (i) ISIS will be permitted to publish on matters relating to ISIS 3521 or Product during the term of this Agreement only upon the prior written approval of LILLY, which may be reasonably withheld by LILLY unless such publication is permitted to be made under any publication rights granted by ISIS to clinical investigators of the 3521 Product prior to the Effective Date.

         (ii) LILLY will be permitted to publish on matters relating to any Manufacturing Technology or Manufacturing Technology Improvements during the term of this Agreement only upon the prior written approval of ISIS, which may be given at ISIS' sole discretion.

(c) The parties recognize that it may not be practical under all circumstances to comply with the [*] notice requirements for review of publications and abstracts as provided in subsection (b) above. Each party will reasonably review proposed publications and abstracts submitted by the other party as promptly as possible and will not unreasonably withhold its consent to such publications or presentations that have been submitted for review with less than the required notice period.

4.4      PUBLICITY.

(a) The parties will issue a joint press release regarding the execution of this Agreement.

(b) Except as otherwise provided herein or required by law, neither party will originate any publication, news release or other public announcement, written or oral, whether in the public press, or otherwise, about this Agreement, and neither party will use the name, trademark, trade name, logo or likeness of the other party or its employees in any publicity, news release or disclosure about this Agreement without the prior express written permission of the other party.

(c) The parties will inform each other of any press releases relating to the Product permitted hereunder or required to be made by law in advance of general release to the public.

                                               *Confidential Treatment Requested


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                                    ARTICLE 5

                         PAYMENTS, ROYALTIES AND REPORTS

5.1      LICENSE FEE.

LILLY will pay to ISIS an up-front license fee of [*] Such payment will be made within [*] days after the Effective Date, and LILLY will use its best efforts to make such payment no later than September 30, 2001.

5.2      MILESTONE PAYMENTS.

(a) LILLY will pay to ISIS the following milestone payments with respect to the Product developed for the first Major Tumor within 30 days of the achievement of the corresponding milestone events:


                       MILESTONE EVENT                         MILESTONE PAYMENT

         [*]





(b) LILLY will pay to ISIS the following milestone payments with respect to the Product developed for each Major Tumor subsequent to the first Major Tumor within [*] of the achievement of the corresponding milestone events:


                       MILESTONE EVENT                         MILESTONE PAYMENT

         [*]



(c)      LILLY will inform ISIS within 10 days of achieving each milestone.

                                               *Confidential Treatment Requested


                                      11
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5.3      ROYALTIES.

(a) LILLY will pay ISIS a royalty on Net Sales of the Product according to the schedule set forth below:


      CONSOLIDATED WORLDWIDE ANNUAL NET SALES OF THE PRODUCT ROYALTY RATE

         [*]



(b)      The increments of the annual Net Sales tiers set forth in subsection
         (a) above will be adjusted for the immediately preceding Calendar Year as follows: the annual Net Sales of the Product set out above are in 2001 U.S. dollars. Such numbers will be adjusted upward on a Calendar Year basis commencing January 1, 2002 (and on January 1 of each year thereafter during the term of this Agreement) using the CPI for all urban consumer series ID CUUR0000SA0 as published from time to time by the US Bureau of Labor Statistics, where June 2001 was 178.

(c) If the Product is Manufactured in a country where such Manufacture does not infringe on any ISIS Patent Rights or Core Technology Patent Rights, and is sold in a country where the Manufacture, use, importation, offer for sale or sale of the Product does not infringe any ISIS Patent Rights or Core Technology Patent Rights in the country of sale, [*]

(d)      If the royalty payable by LILLY [*]

(e)      [*].

(f) The royalty payment obligation of LILLY under this Section will expire on a country-by-country basis upon the later of (i) expiration of a period of [*] from the date of First Commercial Sale in a particular country and (ii) the expiration of the last to expire Patent within ISIS Patent Rights and Core Technology Patent Rights in a particular country.

5.4      PAYMENT OF ROYALTY; REPORTS.

LILLY will provide to ISIS within [*] after the end of each Calendar Quarter a written report [*] LILLY will make royalty payments to ISIS for the Product sold during a Calendar Quarter within [*] of the last day of that Calendar Quarter. Each royalty payment will be accompanied by a written report for that Calendar Quarter showing the cumulative Net Sales of the Product sold by LILLY, its Affiliates and its Sublicensees on a country-by-country basis worldwide during the quarterly reporting period and the corresponding royalties payable under this Agreement.

                                               *Confidential Treatment Requested


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5.5      AUDITS.

(a) Upon the written request of ISIS and not more than once in each Calendar Year, LILLY will permit an independent certified public accounting firm of nationally recognized standing selected by ISIS and reasonably acceptable to LILLY, at ISIS' expense, to have access during normal business hours to those records of LILLY that may be necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than 24 months prior to the date of such request. ISIS will submit an audit plan, including audit scope, to LILLY for LILLY's approval, which will not be unreasonably withheld, prior to audit implementation. The accounting firm will disclose to ISIS only whether the royalty reports of LILLY are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Net Sales. No other information will be provided to ISIS.

(b) At the request of ISIS, LILLY will direct its Affiliates to permit audits of the Affiliates' records in accordance with the provisions of subsection (a) above. Further, LILLY will include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to submit reports to LILLY, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by ISIS' independent accounting firm, to the same extent required of LILLY under Sections 5.4 and 5.5. ISIS' independent accounting firm will be granted access to such reports in LILLY'S possession as part of the audit referenced in subparagraph (a) above.

(c) If ISIS' independent accounting firm determines that Net Sales were underreported or overreported and additional royalties are owed or have been overpaid, LILLY or ISIS will pay or repay the additional royalties within [*] days of the date ISIS delivers to LILLY such accounting firm's written report. The fees charged by such accounting firm will be paid by ISIS provided that, if the audit determines that the additional royalties payable by LILLY for such period exceed [*] of the royalties actually paid for such period, then LILLY will pay the reasonable fees and expenses charged by such accounting firm. If the audit conducted on behalf of ISIS reveals an overpayment by LILLY, LILLY will pay the fees and expenses charged by the accounting firm upon receipt of the payment by ISIS of such overpaid royalties.

(d)      ISIS will treat all financial information subject to review under this
         Section 5.5 or under any sublicense agreement as Proprietary Information of LILLY in accordance with Article 4, and will cause its accounting firm to enter into an acceptable confidentiality agreement with LILLY and its Sublicensees obligating such accounting firms to retain all such financial information in confidence pursuant to such confidentiality and non-use provisions.

5.6      PAYMENT MODALITIES; FOREIGN CURRENCY CONVERSION; LATE PAYMENT CHARGES.

(a) All payments to be made by LILLY to ISIS under this Agreement will be made by LILLY in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by ISIS

                                               *Confidential Treatment Requested
         from time to time. If the payment is made from outside the U.S., LILLY will make the payment in a manner that will not result in a tax liability for ISIS larger than it would be if the payment were made from inside the U.S with no additional delays in payment when compared to the timing of payment made in the U.S.

(b) For purposes of calculating royalties due on Net Sales generated outside the United States, all Net Sales amounts in non-US currency will be converted into US dollars using LILLY's then current standard exchange rate methodology. This methodology is used by LILLY in the translation of its foreign currency operating results, is consistent with generally accepted accounting principles, is audited by LILLY's independent certified public accountants in connection with the audit of the consolidated financial statements of LILLY, and is used for external reporting of foreign currency operating results.

(c) LILLY will pay a late payment service charge of [*] per month [*] on all past-due amounts owed under this Agreement.

5.7      INCOME TAX WITHHOLDING.

ISIS will be responsible for its own tax liabilities resulting from the payments received from LILLY under this Agreement. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, LILLY will make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article
5. LILLY will submit appropriate proof of payment of the withholding taxes to ISIS within a reasonable period of time.

                                    ARTICLE 6

                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

6.1      REPRESENTATIONS AND WARRANTIES OF ISIS.

ISIS represents and warrants to LILLY that, as of the date of this Agreement:

(a) it has the full right, power and authority to enter into this Agreement, to perform the Development Program, to grant the licenses granted under Article 3 hereof, and to consummate the transaction contemplated herein;

(b) it has duly and properly taken all action required by its articles of incorporation and its bylaws to authorize the execution, delivery, and performance by it of this Agreement;

(c) this Agreement has been duly executed and delivered by ISIS and constitutes a legal, valid, and binding agreement of ISIS enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity as applied by a court of competent jurisdiction;

                                               *Confidential Treatment Requested

(d) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in ISIS Patent Rights in a manner that would interfere with ISIS' ability to grant the licenses granted to LILLY under this Agreement;

(e) it is the sole and exclusive owner the Compound Patent Rights, all of which are free and clear of any liens, claims and encumbrances;

(f) all Patents Controlled by ISIS as of the Effective Date that specifically claim the composition of matter or the use of ISIS 3521 are listed in Exhibit D under the heading of "Compound Patent Rights";

(g) all Patents Controlled by ISIS as of the Effective Date that are necessary for performing the process steps set forth in master batch records for ISIS 3521 in the version existing as of the Effective Date are listed in Exhibit D under the heading of "Manufacturing Patent Rights";

(h) to the best of ISIS' knowledge, the Manufacture, use and sale of ISIS 3521 and the Product do not infringe any Patents owned by any Third Party;

(i) there are no claims, judgments or settlements against or owed by ISIS or pending or threatened claims or litigation relating to the ISIS Patent Rights; and

(j) ISIS has disclosed to LILLY all patent opinions obtained by ISIS regarding ISIS Patent Rights.

6.2      REPRESENTATIONS AND WARRANTIES OF LILLY.

LILLY represents and warrants to ISIS that, as of the date of this Agreement:

(a) it has the full right, power and authority to enter into this Agreement, to perform the Development Program and to consummate the transaction contemplated herein;

(b) it has duly and properly taken all action required by its articles of incorporation and its bylaws to authorize the execution, delivery, and performance by it of this Agreement; and

(c) this Agreement has been duly executed and delivered by LILLY and constitutes a legal, valid, and binding agreement of LILLY enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity as applied by a court of competent jurisdiction.

6.3      INDEMNIFICATION.

(a) ISIS will indemnify, defend and hold LILLY and its Affiliates, and their respective directors, officers, employees and agents ("LILLY Indemnitees") harmless against any and all losses, costs, liabilities and expenses (including reasonable attorneys' fees) ("Losses"), arising in connection with actions, suits, claims, demands and prosecution that may be brought or instituted by Third Parties ("Third Party Claims") against LILLY Indemnitees to the extent based upon or arising out of (i) the gross negligence or willful misconduct of ISIS under this Agreement, or (ii) the material breach by ISIS of any warranty, representation or obligation of ISIS under this Agreement, except to the extent that such Losses are the result of (i) the gross negligence or willful misconduct of LILLY under this Agreement, or (ii) the material breach by LILLY of any warranty, representation or obligation of LILLY under this Agreement.

(b) LILLY will indemnify, defend and hold ISIS and its Affiliates, and their respective directors, officers, employees and agents ("ISIS Indemnitees"), harmless against any and all Losses arising in connection with Third Party Claims that may be brought or instituted against ISIS Indemnitees to the extent based upon or arising out of (i) the gross negligence or willful misconduct of LILLY under this Agreement, (ii) the material breach by LILLY of any warranty, representation or obligation of LILLY under this Agreement, or (iii) the Manufacture, use, import or sale by LILLY, its Affiliates or Sublicensees of ISIS 3521 or Product, except to the extent that such Losses are the result of (i) the gross negligence or willful misconduct of ISIS under this Agreement, or (ii) the material breach by ISIS of any warranty, representation or obligation of ISIS under this Agreement.

(c) A party that intends to claim indemnification under this Section (the "Indemnitee") will (i) notify the other party (the "Indemnitor") in writing of any Losses and Third Party Claims with respect to which the Indemnitee intends to claim indemnification as soon as practicable after the Indemnitee becomes aware of any such losses and claims; (ii) permit the Indemnitor to assume the defense thereof with counsel selected by the Indemnitor; and (iii) cooperate with the Indemnitor, at the Indemnitor's expense, in the defense thereof.

(d) Indemnitee will have the right to participate and be represented (at the Indemnitor's expense) by legal counsel of the Indemnitee's choice in all proceedings and negotiations, if representation by counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings.

(e) The indemnity agreement in this Section will not apply to amounts paid in settlement of any Third Party Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld. The Indemnitor will not settle or compromise any Third Party Claim in any manner that admits fault on the part of the Indemnitee without the express prior written consent of the Indemnitee, which consent may be withheld for any reason or no reason.

(f) Failure of the Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of potential Losses will not relieve the Indemnitor of any liability to the Indemnitee pursuant to this Section, except to the extent such delay prejudices the Indemnitor's ability to defend the Third Party Claim.

                                    ARTICLE 7

                              INTELLECTUAL PROPERTY

7.1      NO IMPLIED LICENSES.

Except as expressly provided otherwise herein, neither party hereto will be deemed by this Agreement to have been granted any license or other rights to the other party's intellectual property rights.

7.2      COMPOUND IMPROVEMENTS.

(a) The entire right, title, and interest in and to all Compound Improvements developed or invented solely by employees or consultants of LILLY during the term of this Agreement will be the sole and exclusive property of LILLY. LILLY hereby grants ISIS a worldwide, royalty-free, nonexclusive license to practice under LILLY's rights to any such LILLY Compound Improvements to carry out the activities contemplated by this Agreement.

(b) The entire right, title, and interest in and to all Compound Improvements developed or invented solely by employees or consultants of ISIS during the term of this Agreement will be the sole and exclusive property of ISIS, subject to the license granted to LILLY under Section 3.1.

(c) The entire right, title, and interest in and to all Compound Improvements developed or invented jointly by employees or consultants of ISIS and LILLY during the term of this Agreement will be the joint property of ISIS and LILLY. Each party will have an undivided joint ownership interest in such Compound Improvements, and may license its rights under such Compound Improvements for its own account and without the consent of the other party, subject to the license granted to LILLY under Section 3.1.

(d) Promptly after the filing of a patent application claiming a Compound Improvement, the filing party will disclose to the other party each Patent claiming such improvements.

7.3      CORE TECHNOLOGY IMPROVEMENTS.

(a) The entire right, title, and interest in and to all Core Technology Improvements developed or invented solely by employees or consultants of LILLY during the term of this Agreement will be the sole and exclusive property of LILLY. LILLY hereby grants ISIS a worldwide, royalty-free, sublicensable, perpetual, nonexclusive license to practice under LILLY's rights to any such LILLY Core Technology Improvements to carry out the activities contemplated by this Agreement, and to make, have made, use, import, offer for sale and sell products other than the Product.

(b) The entire right, title, and interest in and to all Core Technology Improvements developed or invented solely by employees or consultants of ISIS during the term of this

         Agreement will be the sole and exclusive property of ISIS, subject to the license granted to LILLY under Section 3.1.

(c) The entire right, title, and interest in and to all Core Technology Improvements developed or invented jointly by employees or consultants of ISIS and LILLY during the term of this Agreement will be the joint property of ISIS and LILLY. Each party will have an undivided joint ownership interest in such Core Technology Improvements, and may license its rights under such Core Technology Improvements for its own account and without the consent of the other party, subject to the license granted to LILLY under Section 3.1.

(d) Promptly after the filing of a patent application claiming Core Technology Improvements, the filing party will disclose to the other party each Patent claiming such improvements.

7.4      MANUFACTURING TECHNOLOGY IMPROVEMENTS.

(a) The entire right, title, and interest in and to all Manufacturing Technology Improvements developed or invented solely by employees or consultants of LILLY during the term of this Agreement will be the sole and exclusive property of LILLY. LILLY hereby grants ISIS a worldwide, royalty-free, sublicensable, perpetual, nonexclusive license to practice under LILLY'S rights to any such Manufacturing Technology Improvements to carry out the activities contemplated by this Agreement and to make, have made, use, import, offer for sale and sell products other than the Product.

(b) The entire right, title, and interest in and to all Manufacturing Technology Improvements developed or invented solely by employees or consultants of ISIS during the term of this Agreement will be the sole and exclusive property of ISIS, subject to the license granted to LILLY under Section 3.1.

(c) The entire right, title, and interest in and to all Manufacturing Technology Improvements developed or invented jointly by employees or consultants of ISIS and LILLY during the term of this Agreement will be the joint property of ISIS and LILLY. Each party will have an undivided joint ownership interest in such Manufacturing Technology Improvements, and may license its rights under such Manufacturing Technology Improvements for its own account and without the consent of the other party, subject to the license granted to LILLY under Section 3.1.

(d) Promptly after the filing of a patent application claiming a Manufacturing Technology Improvement, the filing party will disclose to the other party each Patent claiming such improvements.

7.5 FILING, PROSECUTION AND MAINTENANCE OF PATENTS AND PATENT APPLICATIONS UNDER ISIS PATENT RIGHTS.

(a) During the term of this Agreement, LILLY will file, prosecute and maintain the Compound Patent Rights, any Patents filed on Compound Improvements owned solely by LILLY or jointly by ISIS and LILLY, and any Patents filed on Core Technology Improvements and Manufacturing Technology Improvements owned solely by LILLY (the "LILLY Patent Portfolio"), at its own expense, using patent counsel of its choice, but reasonably acceptable to ISIS. LILLY will keep ISIS advised of the status of the actual and prospective patent filings pursuant to this subsection (a) on a semi-annual basis and upon the request of ISIS, LILLY will provide copies of any papers related to the filing, prosecution and maintenance of such patent filings. If LILLY decides to discontinue the prosecution or maintenance of a Patent within the LILLY Patent Portfolio entirely or in a particular country, it will inform ISIS thereof with sufficient time for ISIS to assume the prosecution or maintenance of such Patent, and, if ISIS continues such prosecution or maintenance, such Patent in such country will thereafter be included in the ISIS Patent Rights hereunder, including, without limitation, for purposes of calculating royalties due and owing to ISIS hereunder.

(b) ISIS will be responsible for filing, prosecuting and maintaining worldwide the Manufacturing Patent Rights and any Patents filed on Core Technology Improvements and Manufacturing Technology Improvements owned jointly by ISIS and LILLY (the "ISIS Patent Portfolio"), at its expense, using patent counsel of its choice, but reasonably acceptable to LILLY. ISIS will keep LILLY advised of the status of the actual and prospective patent filings of Patents within the ISIS Patent Portfolio on a semi-annual basis and upon the request of LILLY, ISIS will provide copies of any papers related to the filing, prosecution and maintenance of such patent filings. If ISIS decides to discontinue the prosecution or maintenance of any Patent within the ISIS Patent Portfolio entirely or in a particular country, it will inform LILLY thereof with sufficient time for LILLY to assume the prosecution or maintenance of such Patent, and LILLY may assume such prosecution or maintenance if such Patent provides a substantial competitive advantage to LILLY with respect to any Product in the applicable country in coordination with any Third Party to whom ISIS has granted rights under such Patent if such Patent also provides a substantial competitive advantage to such Third Party in the applicable country.

7.6      INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE.

(a) Either party will, within 10 days of learning of such event, inform the other party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Patents within the LILLY Patent Portfolio and the ISIS Patent Portfolio. LILLY and ISIS will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding subject to the provisions of this Section set forth below.

(b) Any interference, opposition, reissue, or reexamination proceedings relating to the LILLY Patent Portfolio will be conducted at LILLY'S expense. LILLY and ISIS will cooperate fully and will provide each other with any information or assistance that any party may reasonably request. LILLY will keep ISIS informed of developments in any such action or proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms, will be made by mutual agreement of ISIS and LILLY.

(c) Any interference, opposition, reissue, or reexamination proceeding relating to the ISIS Patent Portfolio will be conducted by ISIS at ISIS' expense. To the extent that such interference, opposition, reissue, or reexamination proceeding materially impacts the commercial value of the Product in the marketplace, LILLY and ISIS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. ISIS will keep LILLY informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto, except that ISIS must obtain LILLY'S consent to any settlement terms which materially affect LILLY'S freedom to operate under the licenses granted to LILLY under this Agreement.

7.6      ENFORCEMENT AND DEFENSE.

(a) Either party will, within 10 days of learning of such event, inform the other party of any infringement of Patents within the LILLY Patent Portfolio or the ISIS Patent Portfolio. LILLY and ISIS will thereafter consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both LILLY and ISIS, to terminate any infringement, subject to the provisions of this Section 7.6 set forth below.

(b) If there is any infringement of Patents within the LILLY Patent Portfolio, LILLY will have the first right to initiate and prosecute such legal action at its own expense and in the name of ISIS and LILLY, or to control the defense of any declaratory judgment action relating to Compound Patent Rights. LILLY will promptly inform ISIS if it elects not to exercise such first right and ISIS will thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of ISIS and, if necessary, LILLY.

(c) In the event that LILLY elects not to initiate and prosecute an action as provided in subsection (b), and ISIS elects to do so, the costs of any agreed-upon course of action to terminate infringement of Patents within the LILLY Patent Portfolio, including the costs of any legal action commenced or the defense of any declaratory judgment, will be borne by ISIS, except that the cost of any such action related solely to ISIS 3521 will be borne by LILLY.

(d) For any action by LILLY pursuant to subsection (b) above, in the event that LILLY is unable to initiate or prosecute such action solely in its own name, ISIS will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for LILLY to initiate litigation to prosecute and maintain such action. In connection with any action, LILLY and ISIS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party will keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

(e) If there is any infringement of Patents within the ISIS Patent Portfolio, ISIS will have the first right to initiate and prosecute such legal action at its own expense and in the name of ISIS and LILLY, or to control the defense of any declaratory judgment action relating to Patents within the ISIS Patent Portfolio. To the extent that infringement materially impacts the commercial value of the Product in the marketplace, ISIS will promptly inform LILLY if it elects not to exercise such first right and LILLY will thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of LILLY and, if necessary, ISIS.

(f) In the event that ISIS elects not to initiate and prosecute an action as provided in subsection (e) above, and LILLY elects to do so, the costs of any agreed-upon course of action to terminate infringement of Patents within the ISIS Patent Portfolio, including the costs of any legal action commenced or the defense of any declaratory judgment, will be shared equally by ISIS and LILLY.

(g) For any action to terminate any infringement of Patents within the ISIS Patent Portfolio, in the event that ISIS is unable to initiate or prosecute such action solely in its own name, LILLY will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for ISIS to initiate litigation to prosecute and maintain such action. In connection with any action, ISIS and LILLY will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party will keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

(h) Except as provided otherwise herein, any recovery obtained by either or both LILLY and ISIS in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, will be shared in order as follows:

         (i) the party which initiated and prosecuted the action will recoup all of its costs and expenses incurred in connection with the action;

         (ii) the other party will then, to the extent possible, recover its costs and expenses incurred in connection with the action;

         (iii) the amount of any recovery remaining from actions relating to Compound Patents Rights, Manufacturing Technology Patents, Patents claiming Manufacturing Technology Improvements or Patents claiming Compound Improvements will then be allocated between the parties on a PRO RATA basis based on the amounts of proportionate lost royalties of ISIS and lost profits of LILLY under which ISIS will receive a proportion based on the royalties it lost and LILLY will receive a proportion based on its lost profits.

7.7 PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF PATENTS CONTROLLED BY ISIS.

ISIS will have the sole and exclusive right, in its sole discretion, to file, prosecute, enforce and defend any Patents within Core Technology Patent Rights and Patents claiming Compound Improvements, Manufacturing Technology Improvements and Core Technology Improvements Controlled by ISIS.

7.8      THIRD PARTY PATENTS.

If either party receives notice that a Product infringes a Third Party Patent, and the parties hereto agree to settle with and pay royalties to such Third Party, [*] If all the foregoing conditions are met, additional royalties payable to such Third Party [*]

7.9      CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT RESTORATION ACT.

ISIS and LILLY each will immediately give notice to the other of any certification of which they become aware filed under the United States "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that Compound Patent Rights or Manufacturing Patent Rights covering ISIS 3521 or Product are invalid or that infringement will not arise from the Manufacture, use or sale of ISIS 3521(s) or Product(s) by a Third Party. If ISIS or LILLY (depending on which party is defending the relevant ISIS Patent Rights) decides not to bring infringement proceedings against the entity making such a certification, such party will give notice to the other party of its decision not to bring suit within 21 days after receipt of notice of such certification. The party receiving such notice may then, but is not required to, bring suit against the party that filed the certification. Any suit by LILLY or ISIS will either be in the name of LILLY or in the name of ISIS, or jointly by LILLY and ISIS. For this purpose, the party not bringing Suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

7.10     ABANDONMENT.

ISIS will promptly give notice to LILLY of the grant, lapse, revocation, surrender, invalidation or abandonment of any ISIS Patent Rights licensed to LILLY for which ISIS is responsible for the filing, prosecution and maintenance.

7.11     PATENT TERM RESTORATION.

The parties hereto will cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country worldwide where applicable to ISIS Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, LILLY will have the right to make the election and ISIS agrees to abide by such election.

7.12     PATENT STATUS.

At least 60 days before projected Marketing Approval of a Product, the parties will agree on which ISIS Patent Rights cover the manufacture, use or sale of such Product on a country-by-country basis, and such Patents will be deemed to be "relevant" to such Product. Within 60 days after each calendar year-end beginning upon Marketing Approval of a Product, ISIS will provide LILLY with a report describing the status of the ISIS Patent Rights relevant to such Product. Such report will include, at a minimum, the patent country, patent and application numbers, filing date, issue date, expiration date and any other relevant information for ISIS Patent Rights relevant to such Product. Such report will be mailed to:

         Eli Lilly and Company
         Attention:  Royalty Administration D.C. 1064
         Lilly Corporate Center
         Indianapolis, IN  46285


                                    ARTICLE 8

                              TERM AND TERMINATION

8.1      TERM AND EXPIRATION.

This Agreement will be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 below, the term of this Agreement will continue in effect until expiration of all royalty obligations hereunder.

8.2      TERMINATION FOR CAUSE.

(a) This Agreement may be terminated upon written notice by either party to the other at any time during the term of this Agreement if the other party is in material breach of its obligations hereunder and has not cured such breach within 90 days after written notice requesting cure of the breach; providing, however, that in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Subsection 9.6 hereof.

(b) Upon material breach by ISIS of its obligations in the performance of the Development Program, if LILLY decides not to terminate the Agreement, LILLY will have the right to offset any costs it may incur as a result of curing such breach against the amounts payable to ISIS for the performance of such obligations. Further, to the extent that a party prevails in a law suit brought against the other party for material breach of this Agreement, such prevailing party will be entitled to collect from the other party reasonable attorneys' fees and legal costs incurred in connection with such law suit commensurate with extent that its claim is upheld.


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


8.3      EFFECT OF EXPIRATION OR TERMINATION.

(a) In the event this Agreement is terminated by either party under Section 8.2(a), LILLY's license pursuant to Section 3.1 will terminate as of such termination date. Promptly upon termination, the parties will prepare a transition plan to ensure the seamless transition of any clinical studies and distribution and sales activities relating to the Product. Further, LILLY will transfer all Marketing Approvals to ISIS, and will instruct its patent counsel to coordinate transfer of the relevant patent files with ISIS. Once all such files and responsibilities have been assigned and/or transferred back to ISIS, LILLY will have no further obligation to pay for the filing, prosecution or maintenance of such patents and patent applications. In addition, LILLY will provide ISIS with any and all data relating to ISIS 3521 and/or to the ISIS Patent Rights that are in LILLY's possession or control. Further, the licenses granted by LILLY to ISIS under Compound Improvements, Core Technology Improvements and Manufacturing Technology Improvements pursuant to Section 7.2(a), 7.3(a) and 7.4(a) will each convert to a worldwide, royalty-free, sublicensable, perpetual, nonexclusive license to practice under such LILLY's rights to any such improvements, and to make, have made, use, import, offer for sale and sell products and Products.

(b) In the event this Agreement is terminated by ISIS under Section 8.2(a), if LILLY has granted any sublicenses under this Agreement, those sublicenses will continue, provided that such sublicenses are consistent with the terms of this Agreement and further provided that Sublicensees make all royalty payments directly to ISIS effective as of the termination date of this Agreement.

(c) The foregoing rights and remedies of the parties are non-exclusive and without prejudice to any rights that either party may have arising under applicable law or equity.

8.4      SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS.

Expiration or termination of the Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of following Sections will survive expiration or termination of the Agreement:
3.3(b) and (c); 5.5 to 5.7; 6.3; 7.2(c), 7.3(c) and 7.4(c), other than the reference to Section 3.1 therein; 8.3 to 8.5; 9.5; 9.7 to 9.13. The provisions of Section 4.1 and 4.2 will survive the termination or expiration of the Agreement and will continue in effect for 10 years thereafter. Any expiration or early termination of this Agreement will be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Product sold prior to such termination.

8.5      RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by ISIS and LILLY are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this

Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party under the United States Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject party's possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject party's written request therefor, unless the party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1      FORCE MAJEURE.

Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

9.2      ASSIGNMENT.

This Agreement will inure to the benefit and be binding upon each party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee will assume all obligations of its assignor under the Agreement. Any attempted assignment not in accordance with this Section 9.2 will be void.

9.3      SEVERABILITY.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the parties under this Agreement.

9.4      NOTICES.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  if to ISIS, to:          Isis Pharmaceuticals, Inc.
                                           Carlsbad Research Center
                                           2292 Faraday Avenue
                                           Carlsbad, CA 92008
                                           Attention:  Executive Vice President
                                           Fax No.: (760) 931-9639
                                           E-Mail:  lparshall@isisph.com

                  with a copy to:          Attention: General Counsel
                                           Fax No.: (760) 603-3820
                                           E-Mail: gbryce@isisph.com

                  if to LILLY, to:         Eli Lilly and Company
                                           Lilly Corporate Center
                                           Indianapolis, IN 46285
                                           Attention:  General Patent Counsel
                                           Fax No.: (317) 277-1917
                                           E-Mail:  armitage_robert_a@lilly.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

9.5      APPLICABLE LAW.

The Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

9.6      DISPUTE RESOLUTION; OVERSIGHT COMMITTEE.

The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement. In the event of such a dispute, either party, by written notice to the other party, may have such dispute referred to the Oversight Committee, the function of which is to attempt resolution of any disputes arising under this Agreement by good faith negotiations. The Oversight Committee will endeavor to resolve such disputes within 30 days after such notice is received. The Oversight Committee will be comprised of two designated executive officers (or their successors), one from each party. Said designated officers are as follows:

                  For ISIS:                 Chief Executive Officer

                  For LILLY:                Executive Vice President

9.7      REMEDIES.

In the event the parties are unable to resolve any disputes hereunder pursuant to the dispute resolution measures provided herein, each party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

9.8      ENTIRE AGREEMENT.

This Agreement and the Supply Agreement contain the entire understanding of the parties with respect to the license, development and commercialization of ISIS 3521 and Product. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

9.9      HEADINGS.

The captions to the several Articles and Sections hereof are not a part of the Agreement nor affect the interpretation of any of its provisions, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

9.10     INDEPENDENT CONTRACTORS.

It is expressly agreed that ISIS and LILLY will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither ISIS nor LILLY will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

9.11     WAIVER.

The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.12     COUNTERPARTS.

The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.13     WAIVER OF RULE OF CONSTRUCTION.

Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

                                   ARTICLE 10

                            HART-SCOTT-RODINO FILING

10.1     HSR ACT COMPLIANCE.

Notwithstanding anything to the contrary in this Agreement, the Effective Date of this Agreement and the rights and obligations of the parties hereunder shall not occur until such time as (a) the parties shall have complied with all applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (b) the waiting period under the HSR Act shall have expired or earlier been terminated; (c) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending; (d) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (e) no requirements or conditions shall have been imposed in connection therewith which are not reasonably satisfactory to the parties (the "HSR Conditions"). Upon satisfaction of the HSR Conditions, the parties shall enter into the Supply Agreement.

10.2     COOPERATION ON FILING.

Both LILLY and ISIS shall file, as soon as reasonably practicable after the Signing Date of this Agreement, with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") the notification and report form ("Report") required of each of them in the reasonable opinion of either or both parties under the HSR Act with respect to the transactions described in this Agreement and any other agreements between the parties contemplated hereby (collectively, the "Transactions"). Each party shall cooperate with the other to the extent necessary to assist the other party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act to complete the Transactions including, but not limited to, the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act ("Required Approval"). Each party will use reasonable efforts to obtain the Required Approval. Each party will use reasonable best efforts to assist the other party in eliminating any concern on the part of any court of governmental authority regarding the legality of the Transactions. Such assistance shall include, if required by federal or state antitrust authorities, such party's taking all reasonable steps to secure Required Approval. The other party shall cooperate in good faith, at its own cost, with any government investigation regarding the legality of the Transactions and promptly produce documents, witnesses, and information demanded by the FTC or DOJ, whether by informal request or by formal HSR Act Second Request or other legal process, provided, however, that neither party shall be obligated to proceed with litigation if the transaction is challenged by the FTC or the DOJ. If either party determines that it does not wish to proceed with the Report process, because of litigation, the parties will discuss in good faith whether there are any modifications to the Agreement or any other agreement between the parties contemplated hereby that will avoid antitrust issues and facilitate obtaining the Required Approval. Neither party shall be obligated in any way to engage in further negotiations of the terms of this Agreement or any other agreement between the parties contemplated hereby, even if modifications are identified that will facilitate obtaining Required Approval. If litigation is commenced, either party may terminate this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


ELI LILLY AND COMPANY                 ISIS PHARMACEUTICALS, INC.


By: /s/ AUGUST M. WATANABE             By:/s/ B. LYNNE PARSHALL
    -------------------------------       --------------------------------------

Name: August M. Watanabe              Name: B. Lynne Parshall
      -----------------------------         ------------------------------------

Title:  Executive Vice President      Title:  Executive Vice President and CFO
       ----------------------------          -----------------------------------

                                    EXHIBIT A

                                   DEFINITIONS

Each of the capitalized terms used in this Agreement (other than the headings of the Articles and Sections), whether used in the singular or the plural, will have the meaning as set forth below or, if not listed below, the meaning as designated in places throughout this Agreement.

1.1 "AFFILIATE" with respect to either party means any person, organization, corporation or other business entity (collectively, "Person") controlling, controlled by, or under common control with such party. For purposes of this definition, "control" refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

1.2 "CALENDAR QUARTER" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.3 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

1.4 "COMBINATION PRODUCT" means any pharmaceutical product that comprises ISIS 3521 and at least one other active compound(s) and/or ingredients. All references to the Product in this Agreement will be deemed to include Combination Product.

1.5 "COMPOUND IMPROVEMENT" means any and all modifications and enhancements that specifically and solely relate to the composition of matter of ISIS 3521 or the method of use of ISIS 3521, except pharmaceutical formulations and dosage forms for administration of the Product, developed by or coming under Control of a party after the Effective Date.

1.6 "COMPOUND PATENT RIGHTS" means the Patents Controlled by ISIS as of the Effective Date that specifically claim the composition of matter or the use of ISIS 3521 that are Valid and would be infringed by the Manufacture, use, importation, offer for sale or sale of ISIS 3521 by an unlicensed Third Party. The Compound Patent Rights are listed in Exhibit D.

1.7 "CONTROL" or "CONTROLLED" means with respect to any intellectual property right, that the party owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other party as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Party as of the time the party would be first required under this Agreement to grant the other party such access, license or sublicense.

1.8 "CORE TECHNOLOGY PATENT RIGHTS" means the Patents Controlled by ISIS as of the Effective Date that are Valid and would be infringed by the Manufacture, use, importation, offer for sale or sale of ISIS 3521 by an unlicensed Third Party that do not constitute Compound Patent Rights or Manufacturing Patent Rights, such as Patents which claim, cover or relate to the cellular mechanisms of action by which phosphorothioate antisense oligonucleotides exert their effect, or to methods of treatment using such oligonucleotides. The Core Technology Patent Rights are listed in Exhibit D.

1.9 "CORE TECHNOLOGY IMPROVEMENT" means any and all modifications and enhancements of antisense technology Controlled by ISIS or LILLY, as appropriate, after the Effective Date that claim, cover or relate to the cellular mechanisms of action by which phosphorothioate antisense oligodeoxynucleotides exert their effect, or to methods of treatment using such oligodeoxynucleotides, and that are necessary or useful for the Manufacture or use of the Product. The definition of Core Technology Improvements does not include any modifications or enhancements that are Compound Improvements or Manufacturing Technology Improvements.

1.10 "COST OF MANUFACTURE" means the cost incurred by ISIS in the Manufacture of API as described in Exhibit 7 of the Supply Agreement.

1.11 "CS17 STUDY" means the Phase III clinical trial conducted by ISIS that is ongoing as of the Effective Date, as further described in the Development Plan.

1.12 "DEVELOPMENT PLAN" means the plan for the development of ISIS 3521 attached hereto as Exhibit C.

1.13 "DEVELOPMENT PROGRAM" means the activities undertaken by ISIS and LILLY as set forth in the Development Plan.

1.14 "EC APPROVAL" means approval of a Product for marketing in the European Union by the European Commission ("EC") upon recommendation by the European Medicines Evaluation Agency ("EMEA") or, if LILLY seeks approval through mutual recognition therein, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a "Major European Country"), without the requirement for price having been approved. If a Product is sold in a Major European Country without EC or Ministry of Health approval, EC Approval will be deemed to have been obtained on the date of first sale of a Product in a Major European Country.

1.15 "EFFECTIVE DATE" means the latest of (a) the date on which the last party executes this Agreement and shall be the Signing Date or, (b) if applicable, the next day following the Required Approval (as defined in Section 10.2).

1.16 "FIRST COMMERCIAL SALE" means the first sale of a Product by LILLY, its Affiliates or a Sublicensee to an independent Third Party in a particular country after Marketing Approval has been obtained.

1.17 "FTE" means the equivalent of the scientific or technical work of at least a total of [*] hours per year on or directly related to the Development Program carried out by a qualified employee or consultant. [*]


                                      2
                                              *Confidential Treatment Requested

1.18 "INFORMATION" means any information exchanged by the parties under the confidentiality agreement executed by the parties on December 5, 2000 or generated by a party during the term of this Agreement and includes, but is not limited to, any and all inventions, know-how, developments, improvements, materials, data, analyses, and the like, regardless of whether the information is stored or transmitted in oral, documentary, or electronic form. "Information" also includes, without limitation, information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and Manufacturing, marketing, financial, regulatory, personnel and other business information and plans, all scientific, clinical, regulatory, marketing, financial and commercial information or data.

1.19 "ISIS 3521" means the phosphorothioate oligodeoxyribonucleotide that targets human protein kinase C alpha disclosed and claimed (as SEQ ID NO 2) in U.S. Patent No. 5,703,054.

1.20     "ISIS FTE RATE" means [*]

1.21 "ISIS PATENT RIGHTS" means Compound Patent Rights, Manufacturing Patent Rights, and ISIS' rights and interest in Patents claiming Compound Improvements and Manufacturing Technology Improvements.

1.22 "JAPANESE APPROVAL" means the approval of a Product for marketing in Japan by the Japanese Ministry of Health and Welfare (or any future equivalent process), together with any other approval necessary to make and sell Product commercially in Japan without the requirement for price having been approved. If a Product can be sold in Japan without Ministry of Health and Welfare approval, Japanese Approval will be deemed to have been obtained on the first sale of a Product in Japan.

1.23 "MAJOR MARKET" means any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.24 "MAJOR TUMOR" means one of following tumors: non-small cell lung cancer, pancreatic, ovarian, lymphoma, hepatoma, breast, colon, prostate, and bladder.

1.25 "MANUFACTURE" OR "MANUFACTURING" OR "MANUFACTURED" means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, and shipping the Product.

1.26 "MANUFACTURING APPROVAL" means the act of a Regulatory Authority necessary for the Manufacture of the Product in a country or regulatory jurisdiction.

1.27 "MANUFACTURING PATENT RIGHTS" means Patents Controlled by ISIS that claim the Manufacturing Technology that are Valid and would be infringed by the Manufacture, use, importation, offer for sale or sale of ISIS 3521 by an unlicensed Third Party. The Manufacturing Patent Rights are listed in Exhibit D.


                                      3
                                              *Confidential Treatment Requested

1.28 "MANUFACTURING PROCESS" means the process steps set forth in master batch records for ISIS 3521 in the version existing as of the Effective Date, including reasonable minor variants and extensions of process steps thereof.

1.29 "MANUFACTURING TECHNOLOGY" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes Controlled by ISIS as of the Effective Date which are necessary for performing the Manufacturing Process.

1.30 "MANUFACTURING TECHNOLOGY IMPROVEMENT" means any and all modifications and enhancements in the Manufacturing Technology, developed by or coming under Control of a party after the Effective Date.

1.31 "MARKETING APPROVAL" means the act of a Regulatory Authority necessary for the marketing and sale of the Product in a country or regulatory jurisdiction, including, without limitation, the approval of the NDA by the FDA, EC Approval, and Japanese Approval.

1.32 "NDA" means a new drug application or other application filed with the FDA to obtain approval for marketing a Product in the United States, or any future equivalent process.

1.33 "NET SALES" means the gross amount invoiced by LILLY, its Affiliates, or any Sublicensee thereof to unrelated Third Parties, excluding any Sublicensee, for the Product, less:

         (a)      Trade, quantity and cash discounts allowed;
         (b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments; and any other allowances which effectively reduce the net selling price;
         (c)      Refunds or credits for actual Product returns;
         (d) the cost of drug delivery systems used for the administration of the Product;
         (e) Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;
         (f)      Allowance for distribution expenses; and
         (g)      Any other similar and customary deductions.

         Such amounts will be determined from the books and records of Lilly or sublicensee, maintained in accordance with U. S. Generally Accepted Accounting Principles or, in the case of sublicensees, such similar accounting principles, consistently applied.

         Net Sales excludes:

         (i) The transfer of reasonable and customary quantities of free samples of Product(s) and the transfer of Product(s) as clinical trial materials, other than for subsequent resale; and

         (ii) Use by LILLY or its Affiliates or Sublicensees of Product for any use connected with the securing of regulatory approval or validating of the Manufacturing

                  Process or the obtaining of other necessary Marketing Approvals for Product (unless such Product is subsequently sold).

         In the event that the Product is sold as part of a Combination Product (where "Combination Product" means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredients), the Net Sales of the Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

         In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average selling price of the Combination Product.

         In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average selling price of the Combination Product.

         In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product will be negotiated by the parties in good faith. If the parties cannot reach agreement on the appropriate allocation, the Net Sales of the Product will be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

         The weighted average sale price for a Product, other product(s), or Combination Product will be calculated once each Calendar Year and such price will be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price will be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.34 "OUT-OF-POCKET EXPENSES" means costs, other than labor costs, that are directly related to the activities outlined in the Development Plan and the Supply Agreement, including, without limitation, costs of travel, supplies, outside services and consultants.

1.35 "PATENT" or "PATENTS" means (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and
         (e) term extension or other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.

1.36 "PIVOTAL TRIAL" means a pivotal human clinical trial in any country, the results of which could be used to establish safety and efficacy of a ISIS 3521 as a basis for an application for a Marketing Approval or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent.

1.37 "PRODUCT" means preparation(s) containing ISIS 3521 or a Compound Improvement.

1.38 "PROPRIETARY INFORMATION" means any and all Information, whether communicated in writing, orally or by any other means, which is provided by one party to the other party in connection with this Agreement. Proprietary Information will not include Information that:

         a) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by written records;

         b) is properly in the public domain through no fault of the receiving party;

         c) is, subsequent to the disclosure by the disclosing party, disclosed to the receiving party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party; or

         d) is developed by the receiving party independently of Proprietary Information received from the other party , as documented by written records.

1.39 "REGULATORY AUTHORITY" means any applicable government regulatory authority involved in granting approvals for the marketing, and/or pricing of a Product worldwide, including without limitation, in the United States, the Food and Drug Administration ("FDA"), and any successor government authority having substantially the same function, and foreign equivalents thereof.

1.40 "SUBLICENSEE" means any Third Party (including a distributor) to which LILLY or any of its Affiliates grants any right to make, use, market, or import and sell a Product. A Third


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         Party who is granted only the right to import and sell a Product (such as a wholesaler) will not be considered a Sublicensee.

1.41 "SUPPLY AGREEMENT" means the supply agreement for ISIS 3521 to be entered into by the parties on the Effective Date in the form attached hereto as Exhibit B.

1.42 "THIRD PARTY" means any party other than ISIS or LILLY and their respective Affiliates.

1.43 "VALID" means (a) with respect to an issued patent that such patent is issued and unexpired, has not been revoked, held unenforceable or invalid by an unappealed or unappealable decision of a court or other governmental agency of competent jurisdiction, and has not been admitted by the owner of such patent to be invalid or unenforceable, and (b) with respect to a patent application that such patent application has been pending for no more than seven (7) years.


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                                  EXHIBIT B
                      ISIS 3521 CLINICAL SUPPLY AGREEMENT


                         (See Exhibit 2.6 to this 8-K)


                                        1
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                                    EXHIBIT C

                                DEVELOPMENT PLAN

                               DELETE IN ENTIRETY

                                       [*]


                                        2
                                              *Confidential Treatment Requested
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                                    EXHIBIT D

                             COMPOUND PATENT RIGHTS

                                       [*]


                           MANUFACTURING PATENT RIGHTS

                                       [*]


                          CORE TECHNOLOGY PATENT RIGHTS

                                       [*]


                                        3
                                              *Confidential Treatment Requested
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                                    EXHIBIT E

                         BUDGET ESTIMATE AND ASSUMPTIONS

                               DELETE IN ENTIRETY

                                       [*]


                                        4
                                              *Confidential Treatment Requested